Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

Our significant subsidiaries are set forth below, all of which are either 100% owned by us or controlled by us.

Legal Name	Jurisdiction
Kamada Biopharma Limited	England and Wales
Kamada Inc.	Delaware
Kamada Ireland Limited	Ireland
Kamada Assets (2001) Ltd.	Israel